Exhibit 10.2

Execution Version

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”), is made as of October 24, 2016 by and among TD Ameritrade Holding Corporation, a Delaware corporation (the “Company”), The Toronto-Dominion Bank, a Canadian chartered bank (“TD Bank”) and TD Luxembourg International Holdings S.à r.l., a Luxembourg company and wholly owned subsidiary of TD Bank (“TD Lux” and, together with TD Bank, the “TD Entities”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (defined below).

WHEREAS, the Company, Scottrade Financial Services, Inc., a Delaware corporation (“Scottrade”), Rodger O. Riney, as Voting Trustee (the “Voting Trustee”) of the Rodger O. Riney Family Voting Trust U/A/D 12/31/2012 (the “Trust”) and Alto Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, have entered into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), dated as of the date hereof, providing for, among other things, the merger of Alto Acquisition Corp. with and into Scottrade (the “Merger”), with Scottrade as the surviving corporation in the Merger;

WHEREAS, in connection with the Merger and TD Bank’s rights pursuant to Section 2.2(b) of the Stockholders Agreement among the Company, the stockholders listed on Schedule A thereto and TD Bank, dated as of June 22, 2005 (the “TD Stockholders Agreement”), as amended, modified or supplemented from time to time, TD Lux proposes to purchase, on the terms and subject to the conditions hereof, 11,074,197 shares of the Company’s common stock, par value $0.01 per share (such shares, as adjusted pursuant to Section 8 hereof, if applicable, the “Shares”), for a purchase price of $36.12 per share (the “Per Share Price”); and

WHEREAS, in connection with the Merger and pursuant to TD Bank’s rights set forth under Section 2.2(b) of the TD Stockholders Agreement, the Company desires to issue and sell the Shares to TD Lux on the terms and conditions provided below.

Now, therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Subscription. TD Lux hereby subscribes for and agrees to purchase from the Company the Shares at the Per Share Price on the terms and subject to the conditions provided for herein, for an aggregate purchase price of $399,999,995.64 (the “Subscription Amount”). TD Bank acknowledges and agrees that the purchase by TD Lux of the Shares under this Agreement on the terms and conditions provided herein fully satisfies any stock purchase or similar rights TD Bank, TD Lux, or any other affiliate of TD Bank (except for the Company) may have under Section 2.2(b) of the TD Stockholders Agreement related to the Merger, the Merger Agreement and the transactions contemplated thereby. The Shares are subject to all of the terms and conditions of the TD Stockholders Agreement, including the transfer restrictions and legending requirements pursuant to Article III thereto.

2. Closing. The closing of the sale of Shares to TD Lux contemplated hereby (the “Closing”) shall occur immediately prior to the closing of the Merger pursuant to the Merger Agreement (the “Holdco Merger Closing”); provided that, if any of the conditions set forth in Section 3 below (other than Section 3(a)(i)) are not satisfied or waived on the date of the Holdco Merger Closing, the Closing shall occur on the third (3rd) business day following the satisfaction or waiver of such conditions. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Upon satisfaction of the conditions set forth in Section 3 below, at the Closing, TD Bank will pay and deliver, or cause TD Lux to pay and deliver, the Subscription Amount to the Company by wire transfer of United States dollars in immediately available funds to the account(s) specified by the Company (such account(s) to be specified no less than two (2) business days prior to the date of the Closing), and the Company shall deliver (or cause the delivery of) the Shares in book entry form to TD Lux or to a custodian designated by TD Lux, as applicable.

3. Conditions.

(a) The Closing of the sale of the Shares pursuant to this Agreement is subject to (i) the satisfaction or waiver of all conditions precedent set forth in Article VIII of the Merger Agreement (other than those which by their nature can only be satisfied at the Holdco Merger Closing, provided that such conditions would be satisfied if the Holdco Merger Closing were to then occur), (ii) the receipt of the Requisite Regulatory Approvals, if any, without the imposition of any Materially Burdensome Regulatory Condition and (iii) the condition that, as of the Closing, no judgment or order issued by any governmental or regulatory authority and no law, rule or regulation shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, “Materially Burdensome Regulatory Condition” shall mean any action, or commitment to take any action, or agreement to any condition or restriction that would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of TD Bank and its Subsidiaries, taken as a whole (provided that for the purposes hereof, TD Bank and its Subsidiaries, taken as a whole, shall be deemed to be a consolidated group of entities of the size and scale of the Company and its Subsidiaries, taken as a whole, after giving effect to the Merger and assuming the Company also acquires Scottrade Bank as a result of the Merger).

(b) The obligation of the Company to effect the Closing is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following condition: the representations and warranties of the TD Entities set forth in Section 6 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(c) The obligation of TD Bank and TD Lux to effect the Closing is also subject to the satisfaction or waiver by TD Bank at or prior to the Closing of the following conditions:

(i) the representations and warranties of the Company set forth in Sections 5 (other than in Sections 5(d)(A)(ii), 5(d)(B) and 5(e)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 5(d)(A)(ii), 5(d)(B) and 5(e) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except where the failures of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties), would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and

(ii) from the date hereof through the Closing Date, no event or events shall have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (for purposes of this Agreement, “Material Adverse Effect” or “Material Adverse Effect on the Company” shall have the meaning given to the term “Material Adverse Effect on Parent” in the Merger Agreement, disregarding clause (ii) thereof).

4. Expenses. Each party shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby. For the avoidance of doubt, the Company shall be responsible for any transfer agent fees or DTC fees with respect to the issuance of Shares in accordance herewith.

5. Company Representations. The Company represents and warrants that:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects.

(b) The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company. No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(c) This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by each of the TD Entities) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”).

(d) Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, mortgage, pledge, security interest, encumbrance, charge, adverse claim or other restriction of any kind, whether based on common law, statute or contract (collectively, a “Lien”) upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) its governing documents or the governing documents of any of its subsidiaries or (ii) any note, bond, mortgage, indenture, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which they may be bound, or to which the Company or any of its subsidiaries or any of the properties or assets of the Company or any of its subsidiaries may be subject, or (B) subject to the receipt of the Requisite Regulatory Approvals, violate any law, statute, ordinance, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of clauses (A)(ii) and (B), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(e) Other than pursuant to the securities laws or “blue sky” laws of the states of the United States, the Requisite Regulatory Approvals and the other regulatory approvals contemplated by the Merger Agreement, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of any governmental or regulatory authority, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

(f) The Shares have been duly authorized and, when issued and delivered to TD Lux against full payment therefor in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid, nonassessable and not issued in violation of preemptive rights, with no personal liability attaching to the ownership thereof, and will effectively vest in TD Lux good and marketable title to all such securities, free and clear of any Lien, except restrictions imposed by the TD Stockholders Agreement, the Securities Act or any applicable state or foreign securities laws on the transfer or other disposition thereof.

6. TD Entities’ Representations. Each of TD Bank and TD Lux represents and warrants that:

(a) Such TD Entity is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the laws of its jurisdiction of organization, with corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects.

(b) Such TD Entity has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by such TD Entity and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such TD Entity. No other corporate proceedings are necessary for the execution and delivery by such TD Entity of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(c) This Agreement has been duly and validly executed and delivered by such TD Entity and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of such TD Entity, enforceable against it, in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(d) Neither the execution and delivery of this Agreement by such TD Entity, nor the consummation of the transactions contemplated hereby, nor compliance by such TD Entity with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of its properties or assets or under any of the terms, conditions or provisions of (i) its governing documents or (ii) any note, bond, mortgage, indenture, agreement or other instrument or obligation to which it is a party or by which it is bound, or to which it or any of its properties or assets may be subject, or (B) subject to (i) the receipt of required approvals, if any, from the Federal Reserve Board and (ii) solely in the event that the Closing Date does not occur on the date of the Holdco Merger Closing, the filing of any necessary or advisable notices or other filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “HSR Act”) and all regulatory authorizations, clearances, consents, orders or approvals pursuant to the HSR Act (clauses (i) and (ii), collectively, the “Requisite Regulatory Approvals”) violate any law, statute, ordinance, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to it or any of its subsidiaries or any of their respective properties or assets except, in the case of clauses (A)(ii) and (B), as would not reasonably be expected to materially and adversely affect the ability of such TD Entity to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(e) Such TD Entity acknowledges that the Shares have not been registered under the Securities Act or under any state securities laws. TD Lux (i) is acquiring the Shares pursuant to an exemption from registration under the Securities Act for its own account solely for investment with no present intention or plan to distribute any of Shares to any person nor with a view to or for sale in connection with any distribution thereof, (ii) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws and any other contractual obligations between the TD Entities and the Company, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision, and (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act). Any registration or similar rights of such TD Entity related to the Shares following the Closing shall be governed by the Registration Rights Agreement.

(f) TD Bank has, and will have at the Closing, all funds necessary to cause TD Lux to satisfy its obligations hereunder and pay the Subscription Amount at the Closing.

7. No Other Representations and Warranties.

(a) Except for the representations and warranties made by the Company in Section 5, neither the Company nor any other person, makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person, makes or has made any representation or warranty to TD Bank or TD Lux or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in Section 5, any oral or written information presented to TD Bank or TD Lux or any of its respective affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. The Company acknowledges and agrees that neither TD Bank nor TD Lux nor any other person has made or is making any express or implied representation or warranty other than those contained in Section 6.

(b) Except for the representations and warranties made by the TD Entities in Section 6, neither TD Bank nor TD Lux nor any other person makes any express or implied representation or warranty with respect to the TD Entities, and each of TD Bank and TD Lux hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither TD Bank nor TD Lux nor any other person makes or has made any representation or warranty to the Company or any of their respective affiliates or Representatives with respect to TD Bank or TD Lux, except for the representations and warranties made by the TD Entities in Section 6, any oral or written information presented to the Company or any of its respective affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Each of TD Bank and TD Lux acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Section 5.

8. Adjustment to Number of Shares. In the event that the Stock Consideration is reduced pursuant to Section 1.5(b) of the Merger Agreement, the number of Shares shall automatically be reduced by a number of shares of the Company’s common stock equal to the product of (i) the number of Shares (prior to such adjustment pursuant to this Section 8) multiplied by (ii) the ratio of (A) the Excess Stock Consideration divided by (B) the Stock Consideration (prior to such reduction pursuant to Section 1.5(b) of the Merger Agreement). In the event of a reduction of the number of Shares pursuant to this Section 8, all references in this Agreement to the Shares shall mean the Shares as adjusted pursuant to this Section 8.

9. Efforts. The parties shall cooperate with each other and use their reasonable best efforts to obtain the Requisite Regulatory Approvals, if applicable, as promptly as practicable (including, for the avoidance of doubt, all authorizations, clearances, consents, orders or approvals pursuant to the HSR Act in the event that the Closing Date does not occur on the date of the Holdco Merger Closing), and the parties agree that the provisions of Section 7.1 of the Merger Agreement shall apply to this Agreement and the parties’ obligations mutatis mutandis; provided, that the definitions of “Materially Burdensome Regulatory Condition” and “Requisite Regulatory Approvals” as used therein shall be replaced with the respective definitions provided for in this Agreement.

10. Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by e-mail so long as such e-mail states it is a notice delivered pursuant to this Section 11 and a duplicate copy of such e-mail is promptly given by one of the other methods described in this Section 11, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

TD Ameritrade Holding Corporation

6940 Columbia Gateway Dr., Suite 200

Columbia, MD 21046

Attention:       General Counsel

Facsimile:       (443) 539-2154

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:       Edward D. Herlihy

                        Matthew M. Guest

Facsimile:      (212) 403-2000

E-mail:           EDHerlihy@wlrk.com

                        MGuest@wlrk.com

if to TD Bank, to:

The Toronto-Dominion Bank

66 Wellington Street West, 4th Floor

Toronto, ON M5K 1A2, Canada

Attention:       General Counsel

Facsimile:       (416) 308-1943

E-mail:            Norie.Campbell@td.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:       Lee Meyerson

Facsimile:       (212) 455-2502

E-Mail:           lmeyerson@stblaw.com

if to TD Lux, to:

TD Luxembourg International Holdings S.à r.l.

46A Avenue J. F. Kennedy, First Floor

L-2958 Luxembourg, Grand-Duchy of Luxembourg

Attention:       Eileen Pierre

E-mail:           Eileen.Pierre@tdlih.lu

With copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:       Lee Meyerson

Facsimile:      (212) 455-2502

E-Mail:           lmeyerson@stblaw.com

and:

AMMC Law

2-4 rue Eugène Ruppert

L-2453 Luxembourg

Grand Duchy of Luxembourg

Attention:       Marjorie Allo

Facsimile:       +352 26.27.22.33

E-Mail:           mallo@ammclaw.com

12. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any action brought in the Chosen Courts, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Assignment; Third Party Beneficiaries. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, provided that TD Lux may assign its obligations to purchase the Shares hereunder to TD Bank or any of TD Bank’s wholly owned Subsidiaries without the consent of any other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors, including without limitation any corporate successor by merger or otherwise. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement and their respective successors, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

15. Entire Agreement. This Agreement, together with the Registration Rights Agreement and the TD Stockholders Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. Notwithstanding anything in this Agreement to the contrary, nothing herein shall be deemed to modify, amend, or otherwise affect the rights and obligations of the parties set forth in the Merger Agreement or the Bank Merger Agreement.

16. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

17. Termination. This Agreement shall terminate and be of no further force or effect, without any liability to any party, (a) automatically, if the Merger Agreement is terminated in accordance with its terms prior to the Holdco Merger Closing, (b) by mutual written agreement by the parties hereto or (c) by either the Company or TD Bank if the Holdco Merger Closing has occurred and the Closing of the transactions contemplated hereby has not occurred on or before the later of (i) the date that is fifteen (15) months after the date of this Agreement and (ii) forty-five (45) days after the Holdco Merger Closing, as a result of the failure of any of the conditions set forth in Section 3 hereof (other than Section 3(a)(i)) to be satisfied or waived; provided, that a party shall not be entitled to terminate this Agreement if the failure of the Closing to occur is a result of such party’s material breach of its obligations under this Agreement. Without limiting the foregoing, the second sentence of Section 1 shall survive if this Agreement is terminated pursuant to Section 17(b) or 17(c).

18. Amendments and Waivers. This Agreement may be amended, modified, waived or supplemented by the parties hereto by mutual written agreement; provided that (a) in the case of an amendment or modification, such amendment or modification is in writing and is signed by each of the parties hereto and (b) in the case of a waiver, such waiver is in writing and signed by the party against which the waiver is to be effective.

19. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written:

THE TORONTO-DOMINION BANK

By:	/s/ Riaz Ahmed
Name:	Riaz Ahmed
Title:	Group Head and Chief Financial Officer

TD LUXEMBOURG INTERNATIONAL HOLDINGS S.À R.L.

By:	/s/ Dave Sparvell
Name:	Dave Sparvell
Title:	Board Manager

TD AMERITRADE HOLDING CORPORATION

By:	/s/ Timothy D. Hockey
Name:	Timothy D. Hockey
Title:	President and Chief Executive Officer

[Signature page to Subscription Agreement]